EXHIBIT 99.1

FOR IMMEDIATE RELEASE	CONTACT:	Sahana Jayaraman
415-633-3216
sjayaraman@peppercom.com

BANK OF MARIN BANCORP REPORTS FIRST QUARTER EARNINGS
CONTINUES HISTORY OF DELIVERING STEADY FINANCIAL RESULTS

NOVATO, CA, April 19, 2010 – Bank of Marin Bancorp (“Bancorp”, NASDAQ: BMRC) announced first quarter 2010 earnings of $2.9 million, compared to $2.8 million in the fourth quarter of 2009 and $3.2 million in the first quarter of 2009.  Diluted earnings per share were $0.56, up $0.03 from the fourth quarter of 2009 and up $0.19 from the first quarter of 2009.  The first quarter of 2009 earnings per share were reduced by $0.25 related to Bancorp’s participation and withdrawal from the TCPP1.

“Our steady quarterly results are a result of our continued commitment to building strong customer relationships and delivering on the fundamentals of responsible banking.” said Russell A. Colombo, President and Chief Executive Officer.

Bancorp also provided the following highlights on its operating and financial performance for the first quarter of 2010:

•
Bank of Marin (the “Bank”) remains the largest community bank in Marin County, CA2 with substantial deposit growth of $127.8 million, or 14.9%, over a year ago; deposits totaled $987.3 million at March 31, 2010.

•	Credit quality remains strong with a low level of non-performing loans at 1.24% of loans and an excellent Texas ratio of 9.39%.

•	Bancorp continues to report a robust tax-equivalent net interest margin, with 5.0% in the first quarter.

•
Total risk-based capital ratio for Bancorp grew to 12.5%, up from 11.3% at March 31, 2009 and 12.3% at December 31, 2009, and continues to be well above industry requirements for a well-capitalized institution.

Loans and Credit Quality

Total loans reached $920.4 million at March 31, 2010, representing an increase of $2.6 million, or 0.3%, from December 31, 2009, and a decrease of $1.2 million, or 0.1% from March 31, 2009 reflecting a decline in loan demand and intensified competition for creditworthy borrowers.

“We are committed to lend actively in our core market,” said Christina J. Cook, Chief Financial Officer. “We are pleased to have numerous lending opportunities with creditworthy borrowers notwithstanding increased competition for quality loans. We continue to maintain a solid balance sheet with our emphasis on prudent lending standards, and strong capital and liquidity levels.”

Non-performing loans totaled $11.4 million, or 1.24% of Bancorp’s loan portfolio at March 31, 2010 compared to $11.6 million, or 1.26% of Bancorp’s loan portfolio at December 31, 2009 and $7.4 million or 0.81% a year ago.  Accruing loans past due 30 to 89 days increased to $1.0 million at March 31, 2010 from $835 thousand at December 31, 2009, and decreased from $11.7 million a year ago.

The provision for loan losses totaled $1.6 million in the first quarter of 2010, compared to $2.5 million in the prior quarter, and $1.2 million in the same quarter a year ago. Net charge-offs in the first quarter of 2010 totaled $1.5 million compared to $3.0 million in the prior quarter, and $846 thousand in the same quarter a year ago. The decrease to the provision for loan losses and net charge-offs in the first quarter of 2010 compared to the fourth quarter of 2009 primarily reflects a decrease in the volume of newly identified problem credits during the first quarter of 2010. The allowance for loan losses of $10.6 million totaled 1.16% of loans at March 31, 2010 and December 31, 2009, compared to 1.12% a year ago.

Deposits

Total deposits grew $127.8 million or 14.9% over a year ago, with most notable increases in money market and demand deposits. The mix of deposits reflects an increase in CDARS® and other time deposits and a decrease in transaction and money market accounts as a percentage of total deposits.  New deposit account openings during the first quarter of 2010 increased 17% compared to the same quarter last year. The Bank’s Greenbrae branch, which opened in September of 2009, generated $22.5 million in deposits through March 31, 2010.  The Bank’s core business deposit market share remains the highest in our primary markets2.

“We have enjoyed exceptional deposit growth, which is a reflection of the confidence and trust our customers continue to place in us,” said Colombo.

Earnings

Net interest income of $13.1 million in the quarter ended March 31, 2010 increased $320 thousand, or 2.5%, from the same period last year. The tax-equivalent net interest margin was 5.00% in the first quarter of 2010 compared to 5.15% in the first quarter of 2009, and 5.18% for the fourth quarter of 2009.  Decreases in the tax-equivalent net interest margin were primarily due to lower yields on investment securities (as a result of increased prepayments) and a shift in the relative composition of interest-earning assets from higher-yielding loans to lower-yielding Federal funds sold and other short-term investments.

Non-interest income totaled $1.3 million in the first quarter of 2010, an increase of $112 thousand or 9.1% from the same period last year, primarily due to higher Wealth Management Services income as a result of an increase in assets under management.

Non-interest expense totaled $8.2 million in the first quarter of 2010, an increase of $665 thousand or 8.8% from the same period last year.  The increase reflected higher personnel costs and occupancy costs associated with branch expansion, higher operational losses reflected in other expenses and higher data processing costs, as well as higher Federal Deposit Insurance Corporation (“FDIC”) insurance expense due to an increased deposit level.

_____________________

1 The U.S. Department of the Treasury Capital Purchase Program.  In March 2009, Bancorp repurchased all 28,000 shares of preferred stock issued under the U.S. Department of the Treasury (the “Treasury”) Capital Purchase Program on December 5, 2008.  A total of $28.2 million was paid to the Treasury, including accrued dividends of $179 thousand. Warrants that were issued to the Treasury as part of the TCPP to purchase 154,242 shares of common stock at a per share exercise price of $27.23 remain outstanding.  Bancorp expects the Treasury to sell the warrant through auction.  As a result of the participation in the TCPP and the related repurchase, net income available to common stockholders for the first quarter of 2009 were reduced by $354 thousand in preferred stock dividends and $945 thousand in accelerated accretion on the preferred stock.

2 Based on California Banksite Corporation deposit market share data as of December 31, 2010.

About Bank of Marin Bancorp

Bank of Marin Bancorp's assets currently exceed $1 billion. Bank of Marin, as the sole subsidiary of Bancorp, is  the largest community bank in Marin County with thirteen branch offices in the North Bay and a commercial loan production office in San Francisco. The Bank's Administrative offices are located in Novato, California and its Wealth Management Services are located in Greenbrae, Novato and Petaluma, California. Bank of Marin is included in the Russell 2000 Small-Cap Index, is recognized as one of thirty top performing small-cap banks by Sandler O'Neill + Partners, and has received the highest five star rating from Bauer Financial for more than ten years. (www.bauerfinancial.com). Celebrating its 20th anniversary in 2010, Bank of Marin has been recognized as one of the "Best Places to Work in the Bay Area" and one of the “Top Corporate Philanthropists” by the San Francisco Business Times.

Forward Looking Statements

This release may contain certain forward-looking statements that are based on management’s current expectations regarding economic, legislative, and regulatory issues that may impact Bancorp’s earnings in future periods. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include the words “believe,” “expect,” “intend,” “estimate” or words of similar meaning, or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.” Factors that could cause future results to vary materially from current management expectations include, but are not limited to, general economic conditions, the  economic downturn in the United States and abroad, changes in interest rates, deposit flows, real estate values, and competition; changes in accounting principles, policies or guidelines; changes in legislation or regulation; and other economic, competitive, governmental, regulatory and technological factors affecting Bancorp’s operations, pricing, products and services. These and other important factors are detailed in various securities law filings made periodically by Bancorp, copies of which are available from Bancorp without charge. Bancorp undertakes no obligation to release publicly the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events.

BANK OF MARIN BANCORP
FINANCIAL HIGHLIGHTS
Year To Year Comparison
March 31, 2010

(dollars in thousands, except per share data;  unaudited)

FIRST QUARTER	QTD 2010	QTD 2009	CHANGE	% CHANGE

NET INCOME	$2,947	$3,229	$(282)	(8.7%)

DILUTED EARNINGS PER COMMON SHARE	$0.56	$0.37	$0.19	51.4%

RETURN ON AVERAGE ASSETS (ROA)	1.04%	1.23%	(0.19%)	(15.4%)

RETURN ON AVERAGE EQUITY (ROE)	10.75%	10.28%	0.47%	4.6%

EFFICIENCY RATIO	56.79%	53.81%	2.98%	5.5%

TAX-EQUIVALENT NET INTEREST MARGIN3	5.00%	5.15%	(0.15%)	(2.9%)

NET CHARGE-OFFS	$1,520	$846	$674	79.7%

NET CHARGE-OFFS TO AVERAGE LOANS	0.17%	0.09%	0.08%	88.9%

AT PERIOD END	March 31, 2010	March 31, 2009	CHANGE	% CHANGE

TOTAL ASSETS	$1,168,777	$1,074,828	$93,949	8.7%

TOTAL DEPOSITS	$987,298	$859,449	$127,849	14.9%

TOTAL LOANS	$920,356	$921,559	$(1,203)	(0.1%)

NON-PERFORMING LOANS:
CONSTRUCTION	$5,671	$5,183	$488	9.4%
COMMERCIAL REAL ESTATE	$3,711	$0	$3,711	NM
COMMERCIAL	$1,094	$1,803	$(709)	(39.3%)
INSTALLMENT AND OTHER CONSUMER	$838	$433	$405	93.5%
HOME EQUITY LINE OF CREDIT	$100	$0	$100	NM
TOTAL NON-PERFORMING LOANS	$11,414	$7,419	$3,995	53.8%

TOTAL ACCRUING LOANS 30-89 DAYS PAST DUE	$1,016	$11,665	$(10,649)	(91.3%)

LOAN LOSS RESERVE TO LOANS	1.16%	1.12%	0.04%	3.6%

LOAN LOSS RESERVE TO NON-PERFORMING LOANS	0.9	x	1.4	x	(0.5	)x	(35.7%)

NON-PERFORMING LOANS TO TOTAL LOANS	1.24%	0.81%	0.43%	53.1%

TEXAS RATIO4	9.39%	6.75%	2.64%	39.1%

STOCKHOLDERS' EQUITY	$112,512	$100,287	$12,225	12.2%

BOOK VALUE PER SHARE	$21.47	$19.46	$2.01	10.3%

TOTAL CAPITAL TO ASSETS	9.63%	9.33%	0.30%	3.2%

TANGIBLE COMMON EQUITY TO ASSETS	9.49%	9.26%	0.23%	2.5%

TOTAL RISK BASED CAPITAL RATIO-BANK5	11.8%	11.1%	0.70%	6.3%

TOTAL RISK BASED CAPITAL RATIO-BANCORP5	12.5%	11.3%	1.20%	10.6%

3	Net interest income is annualized by dividing actual number of days in the period times 360 days.
4	(Non-performing assets + 90 day delinquent loans)/(tangible common equity + allowance for loan losses)
5	Current period estimated.

BANK OF MARIN BANCORP CONSOLIDATED STATEMENT OF CONDITION at March 31, 2010, December 31, 2009 and March 31, 2009

(in thousands, except share data; March 31, 2010 and March 31, 2009 unaudited)	March 31, 2010	December 31, 2009	March 31, 2009

Assets
Cash and due from banks	$35,811	$23,660	$19,587
Short-term investments and Federal funds sold	49,632	15,000	---
Cash and cash equivalents	85,443	38,660	19,587

Investment securities
Held to maturity, at amortized cost	30,360	30,396	26,978
Available for sale (at fair market value; amortized cost $94,434, $96,752 and $75,127 at March 31, 2010, December 31, 2009, and March 31, 2009, respectively)	97,176	97,818	76,369
Total investment securities	127,536	128,214	103,347

Loans, net of allowance for loan losses of $10,648, $10,618 and $10,289 at March 31, 2010, December 31, 2009 and March 31, 2009, respectively	909,708	907,130	911,270
Bank premises and equipment, net	7,938	8,043	8,032
Interest receivable and other assets	38,152	39,625	32,592

Total assets	$1,168,777	$1,121,672	$1,074,828

Liabilities and Stockholders' Equity

Liabilities
Deposits
Non-interest bearing	$247,881	$230,551	$218,455
Interest bearing
Transaction accounts	93,604	89,660	89,873
Savings and money market	454,702	464,352	405,370
CDARS® time	72,906	51,819	50,589
Other time	118,205	107,679	95,162
Total deposits	987,298	944,061	859,449

Federal funds purchased and Federal Home Loan Bank borrowings	55,000	55,000	99,100
Subordinated debenture	5,000	5,000	5,000
Interest payable and other liabilities	8,967	8,560	10,992

Total liabilities	1,056,265	1,012,621	974,541

Stockholders' Equity

Preferred stock, no par value, $1,000 per share liquidation preference
Authorized - 5,000,000 shares; none issued	---	---	---
Common stock, no par value
Authorized - 15,000,000 shares
Issued and outstanding - 5,240,044 shares, 5,229,529 shares, and 5,154,430 shares at March 31, 2010, December 31, 2009 and March 31, 2009, respectively	54,116	53,789	52,221
Retained earnings	56,806	54,644	47,346
Accumulated other comprehensive income, net	1,590	618	720

Total stockholders' equity	112,512	109,051	100,287

Total liabilities and stockholders' equity	$1,168,777	$1,121,672	$1,074,828

BANK OF MARIN BANCORP CONSOLIDATED STATEMENT OF OPERATIONS for the three months ended March 31, 2010, December 31, 2009 and March 31, 2009

(in thousands, except per share data; unaudited)	March 31, 2010	December 31, 2009	March 31, 2009

Interest income
Interest and fees on loans	$13,681	$13,871	$13,462
Interest on investment securities
Securities of U.S. Government agencies	728	833	868
Obligations of state and political subdivisions	286	285	246
Corporate debt securities and other	170	214	1
Interest on Federal funds sold and short-term investments	22	1	---
Total interest income	14,887	15,204	14,577

Interest expense
Interest on interest bearing transaction accounts	23	29	24
Interest on savings and money market deposits	822	901	790
Interest on CDARS® time deposits	209	171	181
Interest on other time deposits	354	353	413
Interest on borrowed funds	351	360	361
Total interest expense	1,759	1,814	1,769

Net interest income	13,128	13,390	12,808
Provision for loan losses	1,550	2,525	1,185
Net interest income after provision for loan losses	11,578	10,865	11,623

Non-interest income
Service charges on deposit accounts	446	459	435
Wealth Management Services	395	366	316
Other income	508	516	486
Total non-interest income	1,349	1,341	1,237

Non-interest expense
Salaries and related benefits	4,606	3,951	4,346
Occupancy and equipment	898	947	777
Depreciation and amortization	338	349	350
FDIC insurance	362	344	317
Data processing	446	477	381
Professional services	432	543	423
Other expense	1,140	1,152	963
Total non-interest expense	8,222	7,763	7,557
Income before provision for income taxes	4,705	4,443	5,303

Provision for income taxes	1,758	1,641	2,074
Net income	$2,947	$2,802	$3,229

Preferred stock dividends and accretion	---	---	$(1,299)
Net income available to common shareholders	$2,947	$2,802	$1,930

Net income per common share:
Basic	$0.56	$0.54	$0.38
Diluted	$0.56	$0.53	$0.37

Weighted average shares used to compute net income per common share:
Basic	5,218	5,210	5,146
Diluted	5,295	5,295	5,184

Dividends declared per common share	$0.15	$0.15	$0.14